CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

Jeremy's Microbatch Ice Creams, Inc.
Philadelphia, Pennsylvania

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated September 2, 1999 except for
Note 8 which is as of _____________________, 1999, relating to the consolidated financial statements of Jeremy's Microbatch Ice Creams, Inc. and Subsidiary which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


BDO SEIDMAN, LLP
Philadelphia, Pennsylvania
October 22, 1999